Exhibit 10.104

Financial Credit Investment Advisors III, L.P.
Award Letter

______________, 20__

Name of Carry Plan Participant
Address of Carry Plan Participant

Dear _________:
Reference is made to the limited partnership agreement of Financial Credit Investment Advisors III, L.P. dated March 1, 2019 with a deemed effective date as between the parties thereto of June 17, 2016 (the “Carry Plan LPA”). Capitalized terms not defined herein have the meanings set forth in the Carry Plan LPA.
This letter is your “Award Letter” as defined in the Carry Plan LPA.
Your Initial Point Award
You are being granted the number of Points set forth on your Participant Execution Page (out of a maximum of [●] Points that will be issued and outstanding at any time) on the terms set forth in this Award Letter and the Carry Plan LPA. Your Points will not be reduced (or otherwise be subject to dilution) except (i) as a result of becoming a Retired Partner as described below under “Effect of Retirement on Points; Vesting Terms,” (ii) as described below under “Dilution,” (iii) as a result of a breach of a Restrictive Covenant as described in Annex B hereto, or (iv) as provided in Section 7.1(d) (relating to Portfolio Investment Distributions) of the Carry Plan LPA. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Carry Plan LPA, there shall be a maximum of [●] Points available for issuance at any time.
Effect of Retirement on Points; Vesting Terms
As of the date that you become a Retired Partner, your Points will be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of that date. The General Partner may (but has no obligation to) agree to a lesser reduction (or to no reduction) of your Points or a later effective date.
The term “Bad Act” has the meaning set forth in Annex A hereto.
The term “Designated Act” has the meaning set forth in Annex A hereto.

The term “Vesting Percentage” as applied to you means, as of the date you become a Retired Partner:
(a)    if such retirement occurred other than as a result of death or Disability, a fraction (expressed as a percentage) equal to [●], and
(b)    if such retirement occurred as a result of death or Disability, a fraction (expressed as a percentage) equal to [●].
The term “Vested Points” means the sum of the following products with respect to all of your Points held as of the date you became a Retired Partner: (i) the number of such Points that have the same Vesting Commencement Date multiplied by (ii) the Vesting Percentage applicable to such Points as of the date you became a Retired Partner.
The term “Vesting Commencement Date” means (i) [●], in the case of your initial Point award set forth above, and (ii) the applicable award date in the case of any additional Points that may be awarded to you in the future, unless otherwise specified in connection with such future award.
Dilution
The number of Points allocated to you may be reduced as a consequence of an allocation of Points to another Partner only if all of the following conditions are satisfied:
(1)    The allocation of Points is to be made to a Person who is (or will become at the time of the Point allocation) a Team Member.
(2)    Team Members will hold a number of Points in the aggregate that is greater than the Reserved Team Points.
(3)    After giving effect to any reduction in your Points, you will have at least [●] Points (or, if you are a Retired Partner at the time of the proposed reduction, the product of [●] multiplied by the applicable Vesting Percentage at the time of Retirement).
(4)    The Commitment Period has not expired. [For the avoidance of doubt, a Team Member’s Points shall not be reduced as a consequence of an allocation of Points to another Person on and following the expiration of the Commitment Period.]
(5)    The reduction in your Points shall not exceed a x b, where:
a =    the excess of the number of Points described in clause (1), above, over the number, determined before such allocation, of Reserved Team Points that are not held by Team Members (“Applicable Points”).
b =    a fraction equal to the number of Points that you held immediately prior to such reduction divided by the sum of (i) the aggregate number of Points that were held immediately prior to such reduction by all Team Members whose Points are to be reduced plus (ii) the aggregate number of Points that were held by APH and the Founder Partners immediately prior to such reduction plus (iii) the aggregate number of Points that were held by any other Limited Partner who had more than [●] Points at such time.
If, as a result of the formula described in clause (5) above, your Points would be reduced to below [●], your Points shall be reduced to [●] and the balance of the Points that would otherwise have reduced your Points shall instead be treated as Applicable Points. The same principle shall apply to any other Limited Partner, other than APH or a Founder Partner, whose Points would otherwise be reduced to below [●].
The term “Reserved Team Points” means [●].
Restoration of Point Reductions
If, at a time when any of your Points have been reduced pursuant to “Dilution” above and not fully restored, any Points of any other Team Member become available for reallocation as a result of such other Team Member’s becoming a Retired Partner, such available Points shall be reallocated, on a pro rata basis, among (i) you and all other Team Members having any such unrestored Points, (ii) APH and the Founder Partners and (iii) any other Limited Partner whose Points were reduced, until all such reduced Points have been fully restored to you.
For this purpose, “pro rata” with respect to you means a/b, where:
a =    all reduction amounts previously applicable to you pursuant to “Dilution” above, net of all amounts previously restored to you.
b =    the aggregate of all such net unrestored reduction amounts for all Team Members, APH and the Founder Partners taking into account only reductions incurred as a consequence of Point allocations to Team Members, excluding reductions of APH’s Points that increased the number of Reserved Team Points then allocated to Team Members.
If a reduction occurred prior to your retirement and you have any remaining unrestored Points at the time of your retirement, the quantity of such unrestored Points will be adjusted at that time by multiplying such amount by your applicable Vesting Percentage.
After restoration of all previously reduced Points, the General Partner will determine the manner of reallocating any additional Points that become available.
Restrictive Covenants
In consideration of your participation in the Carry Plan LPA, you will be subject to restrictions in favor of AGM regarding confidentiality, non-solicitation, non-interference, intellectual property rights, non-disparagement and non-competition as set forth in Annex B, and AGM and its principal executive officers and the Founder Partners shall be subject to restrictions in your favor regarding non-disparagement as set forth in Annex B. The confidentiality and non-disparagement restrictions shall survive indefinitely following separation from service.
Miscellaneous
Your admission to the Partnership as a limited partner will take effect upon your delivery to the General Partner of your signed Participant Execution Page. This Award Letter shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the Participant Execution Page accompanying this Award Letter.

Very truly yours,

FINANCIAL CREDIT INVESTMENT ADVISORS III, L.P.

By:    Financial Credit III Capital Management, LLC,
    its general partner

By:
    Name:
    Title:    Vice President

FINANCIAL CREDIT III CAPITAL MANAGEMENT, LLC

By:
    Name:
    Title:    Vice President